Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 14, 2023

Board of Trustees

Public Storage

701 Western Avenue

Glendale, California 91201-2349

Ladies and Gentlemen:

We are acting as counsel to Public Storage, a Maryland real estate investment trust, formerly known as New PSA (the “Company”), in connection with its Post-Effective Amendment No. 1 (the “Post Effective Amendments”) to each of the Registration Statements on Form S-8, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) by Public Storage Operating Company, a Maryland real estate investment trust, formerly known as Public Storage (the “Predecessor”) on July 27, 2007 (Registration No. 333-144907), May 2, 2014 (Registration No. 333-195646), April 27, 2016 (Registration No. 333-210937) and May 3, 2021 (Registration No. 333-255733) (collectively, the “Registration Statements”). The Company is filing the Post-Effective Amendments to adopt the Registration Statements pursuant to Rule 414(d) under the 1933 Act as the successor issuer to the Predecessor. The Registration Statements, as amended by the Post-Effective Amendments, relate to the registration by the Company of up to: (i) 5,000,000 shares of common shares of beneficial interest, par value $0.10 per share (“Common Shares”) under the Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan (the “2007 Plan”), (ii) 771,269 Common Shares under the 2007 Plan, (iii) 2,000,000 Common Shares under the Public Storage 2016 Equity and Performance-Based Incentive Compensation Plan (the “2016 Plan”) and (iv) 5,251,209 Common Shares under the Public Storage 2021 Equity and Performance-Based Incentive Compensation Plan (the “2021 Plan” and together with the 2007 Plan and 2016 Plan, the “Plans”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Post-Effective Amendments.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original

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documents of all documents submitted to us as copies (including pdfs). We have also assumed that the Common Shares under the Plans (the “Shares”) will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Post-Effective Amendments, (ii) issuance of the Shares pursuant to the terms of the Plans, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Trustees or a duly authorized committee thereof and in the Plans, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Post-Effective Amendments. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Post Effective Amendments.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendments. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP